EXHIBIT 21.0

SUBSIDIARIES OF THE REGISTRANT AS OF FEBRUARY 6, 2010

	STATE/PROVINCE	COUNTRY

CPI Corp.	Delaware	United States

Consumer Programs Incorporated	Missouri	United States
d/b/a Sears Portrait Studios
Centrics Technology, Inc.	Delaware	United States
d/b/a searsphoto.com
CPI Images, L.L.C.	Missouri	United States
d/b/a Sears Portrait Studios
CPI Research and Development. Inc.	Delaware	United States
myportraits.com, Inc.	Missouri	United States
Consumer Programs Partner, Inc.	Delaware	United States
CPI Portrait Studios de Mexico
S. de R.L. de C.V.	Monterrey, Nuevo Leon	Mexico
Texas Portraits, L.P.	Delaware	United States

CPI Technology Corp.	Missouri	United States
LBP Partnership	Missouri	United States
P & W/LBP Partnership	Missouri	United States

CPI Prints Plus, Inc.	Delaware	United States
Ridgedale Prints Plus, Inc.	Minnesota	United States

CPI International Holdings, Inc.	Delaware	United States
CPI Corp.
d/b/a Sears Portrait Studios	Nova Scotia	Canada

CPI Canadian Holdings, Inc.	Delaware	United States
CPI Portrait Studios of Canada Corp.	Nova Scotia	Canada
CPI Canadian Images	Ontario	Canada

American Studios de Mexico, S.A. de C.V.	Not Applicable	Mexico

Image Source, Inc.	Missouri	United States